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                                                                Exhibit 10.12

November 23, 1999

S. Mark Moran, M.D.
55 Orinda View Road
Orinda, CA  94563

RE:      EMPLOYMENT AGREEMENT

Dear Mark:

This letter will serve to memorialize certain actions taken pursuant to, and modifications of, that certain Employment Agreement dated August 14, 1997, between you and BioMedicines, Inc. (the "Employment Agreement"). The capitalized terms used herein have the meanings given to them in the Employment Agreement.

         1. Salary/Bonus. Employee's current annual base salary, effective as of January 1, 1999, is $240,000. Employee will be considered for a bonus of up to $25,000 in December of 1999. The actual timing and amount of any bonus shall be at the discretion of the Board of Directors.

         2. Stock Purchase. The Company hereby agrees to sell to you 500,000 shares of Common Stock, which are in addition to the 1,500,000 shares currently owned by you, at a price of $0.225 per share pursuant to the terms and conditions contained in the stock purchase agreement hereto as Exhibit A.

         3. Interest Forgiveness. In connection with the promissory note in the principal amount of $50,000 given by you in connection with your early exercise Stock Purchase Agreement dated November 23, 1998, the Company agrees to forgive interest accrued under such note, through November 23, 1999. The Company further agrees to give due consideration to a similar forgiveness of interest at the time of your 2000 review and in subsequent years for so long as such note remains outstanding. It is our understanding that there will be no tax liability to you associated with said interest forgiveness. However, in the event this understanding proves to be incorrect, the Company agrees to make additional payments to you as necessary to hold you harmless from any such liability on an after tax basis.

         4. Principal Forgiveness on a Public Offering or Change of Control. In the event of an initial public offering of the Company's stock or in the event of a Change of Control, the Company agrees that, if you remain as an employee of the Company up to the date on which such offering or Change of Control takes place, the Company will forgive the unpaid principal balance of all loans made by the Company to you in connection with the purchase of Company Stock and, in addition, make a "tax gross up" payment to you equal to 94% of the principal amount so forgiven.

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         5. No Other Effect. Except as expressly provided for herein, the terms and conditions of the Employment Agreement, including without limitation the obligation of the Company to continue to provide support for your home office on the same basis as it is currently provided, are not intended to be modified by this letter agreement and shall remain in full force and effect.

Very truly yours,

BioMedicines, Inc.



By: /s/ Brian G. Atwood
   -------------------------------------------
         Chairman of the Board of Directors



AGREED TO AND ACCEPTED BY:


/s/ S. Mark Moran, M.D.
----------------------------------------------
S. Mark Moran, M.D.
Employee